As filed with the Securities and Exchange Commission on July 5, 2007.

Registration No.[            ]

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN MOLD GUARD, INC.

(Exact name of registrant as specified in its charter)

California	74-3077656
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

30270 Rancho Viejo Road, Suite E

San Juan Capistrano, California 92675

(949) 255-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THOMAS BLAKELEY

Chairman of the Board and Chief Executive Officer

American Mold Guard, Inc.

30270 Rancho Viejo Road, Suite E

San Juan Capistrano, California 92675

(949) 240-5144

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

John W. Martin, Esq.

5777 West Century Boulevard, Suite 1465

Los Angeles, California 90045

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post –effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462 (e) under the Securities Act, check the following box:    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	692,310(1)	$1.85	$1,280,774	$39.32
Class A warrants to purchase common stock	230,770	$0.38	$ 87,693	$ 2.70
Class B warrants to purchase common stock	230,770	$0.34	$ 78,462	$ 2.41

(1)	The number of shares of Common Stock indicated includes shares owned beneficially and of record by the selling stockholders on the date hereof and additional shares of common stock which may be issued to such selling stockholders upon exercise of outstanding Class A and Class B warrants also owned beneficially and of record by such selling stockholders on the date hereof.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the reported last high and low sales prices on the Nasdaq Capital Market on June 29, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, July 5, 2007

PROSPECTUS

230,770 Shares of Common Stock

230,770 Class A Warrants

230,770 Class B Warrants

AMERICAN MOLD GUARD, INC.

This prospectus relates to:

•

the resale of 692,310 shares of our common stock owned by the selling stockholders beneficially and of record on the date hereof, including the resale of shares of our common stock issuable upon exercise of our Class A and Class B warrants outstanding and owned beneficially and of record on the date hereof by the selling stockholders;

•	the resale of 230,770 of our Class A warrants outstanding and owned beneficially and of record by the selling stockholders on the date hereof;

•	the resale of 230,770 of our Class B warrants outstanding and owned beneficially and of record by the selling stockholders on the date hereof; and

•	the initial issuance of shares of our common stock upon the exercise of the Class A and Class B warrants acquired from the selling stockholders pursuant to this prospectus.

All of our securities offered hereby are being sold by the selling stockholders named in this prospectus or their successors in interest. See the “Selling Stockholders” section on page 13. We will not receive any proceeds from the resale of the shares of common stock offered hereby. We will not receive any proceeds from the resale of the Class A warrants and Class B warrants, including the shares of common stock issuable upon exercise of the Class A and Class B warrants. We will, however, receive proceeds from the exercise of the Class A and Class B warrants. Each Class A warrant, when exercised, will entitle the holder thereof to receive one share of our common stock at an exercise price of $9.75 per share. Each Class B warrant , when exercised, will entitle the holder thereof to receive one share of our common stock at an exercise price of $13.00 per share. Therefore, if all of the outstanding Class A and Class B warrants registered hereby are exercised, we will issue on aggregate of 461,540 shares of our common stock and we will receive aggregate proceeds of approximately $5,250,018.

The Selling Stockholders may resell the securities offered hereby to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions, or commissions. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the securities. We will bear all costs, expenses, and fees in connection with the registration of the securities.

Our common stock is quoted on the Nasdaq Capital Market under the ticker symbol “AMGI.” On June 29, 2007, the last reported sale price for our common stock as reported on the Nasdaq Capital Market was $1.83 per share. Our Class A and Class B warrants are also quoted on the Nasdaq Capital Market under the ticker symbols “AMGIW” and “AMGIZ” respectively. The last reported sale price of the Class A warrants on June 29, 2007 was $0.38 per warrant. The last reported sale price of the Class B warrants on June 29, 2007 was $0.33 per warrant. You are urged to obtain current market quotations for our common stock, Class A warrants and Class B warrants.

Our principal executive offices are located at 30270 Rancho Viejo Road, Suite E, San Juan Capistrano, California 92675, and our telephone number is (949) 240-5144.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered or sold under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 5, 2007.

PROSPECTUS SUMMARY

This prospectus contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the accompanying notes which are incorporated by reference in this prospectus. Except as otherwise indicated or required by context, references to “we,” “us,” “our,” “our company,” “American Mold Guard” and similar references refer to American Mold Guard, Inc and our subsidiaries.

This prospectus contains information about us and our securities being offered by this prospectus. In addition, as described below in the section entitled “Where You Can Find More Information,” we have filed and plan to continue filing other documents with the Securities and Exchange Commission that contain information about us and our common stock, Class A warrants and Class B warrants. These other documents are incorporated by reference in this prospectus. Before you decide to invest in the common stock, Class A warrants and Class B warrants being offered by this prospectus, you should read this prospectus and the other documents we file with the Securities and Exchange Commission.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, shares of our common stock, Class A warrants or Class B warrants in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock, Class A warrants or Class B warrants.

The Company

American Mold Guard, Inc. (the “Company” or “we”) was incorporated in the State of California on January 13, 2003. We provide long-term antimicrobial protection on exposed surfaces. We are focused on providing mold prevention services to builders of single and multi-family homes, as well as infection control services designed to eliminate and control the existence of harmful microbes on surfaces within health care facilities and other institutions. To date, we have provided our mold prevention service to over 500 national and regional single and multi-family home builders through 16 service centers located in California, Florida, Texas, Mississippi and Louisiana. Our clients include national home builders such as Lennar Corporation, DR Horton, Inc. and Centex, Inc., regional home builders such as Issa Homes, Inc. and Lenox Homes and multi-family home builders such as The Hanover Company, Bosa Development and Opus West Construction, Inc. In October 2006, we established AMG Scientific, LLC as a wholly owned subsidiary. AMG Scientific, LLC, is focused on providing long-term antimicrobial infection control to health care facilities and large institutions in an effort to provide an additional intervention safety net in the fight against hospital acquired infections. Through our wholly-owned subsidiary, Trust One Termite, Inc. (“Trust One”), we also provide termite control services.

Our strategy is to continue to grow sales and reach operating profitability by being the leader in antimicrobial surface treatments. To accomplish this goal we plan to continue to expand our sales of mold prevention services to new regions with a focus on the areas of the country that have higher concentrations of new construction and on builders who are constructing multi-family units. We also plan to assist large organizations, institutions and government facility managers in combating the growing problem of surface transmitted infectious diseases. Through AMG Scientific, LLC, we intend to broaden our available market for surface treatment aimed at infection control. We intend to utilize our existing service center capabilities to deploy our interior infection control treatment. Where we open new service centers and how many we will open will depend on a number of factors, including existing customer demand, the strength of the new housing market in a particular region, the extent to which mold may or may not be a problem in a particular region, the demand for interior infection control surface treatment and the availability of capital and other opportunities. In our experience, a new service center usually does not become cash flow positive until it has been operating for at least eight months and it does not become profitable until it has been operating for approximately one year. As a result, an aggressive expansion program would adversely affect our financial performance. On the other hand, we believe that an aggressive expansion policy would enable us to achieve our goal of capturing a larger market share relatively quickly in advance of our existing and potential competitors. The challenge we face is balancing our goals of achieving profitability as soon as possible, capturing market share and timely adoption of our surface application by large institutions.

Although our business continues to grow, we continue to lose money on an operating and cash flow basis. One of the reasons that we have yet to be cash flow positive and profitable is because we continue to invest in our business by expanding our sales and marketing capability while also opening new regions and service centers. Additionally, our costs have increased as a result of becoming a public company and our sales were affected by the decline in the rate of growth of the new home construction industry in 2006. Our future financial condition and operating performance may be affected by several industry trends. The major trends that we believe will have a positive impact on our business are the demand for services relating to mold prevention and infection control interior surface treatment. In addition, we believe public awareness of health risk associated with mold contamination, particularly in the aftermath of Hurricanes Katrina, Rita and Wilma, the growth in mold-related insurance claims and litigation and the high cost of mold remediation and public awareness of the dangers of hospital acquired infections will contribute to our growth. On the other hand, higher interest rates, higher building costs, increasing levels of inventory in the housing construction industry, the general decline in the rate of growth of the new home construction industry and delays in health care facilities adopting our infection control interior surface treatment services could retard our growth. While we may be negatively impacted by these trends, we believe we will be able to manage these challenges through favorable pricing conditions in strategic markets and through continued efforts to control costs.

On May 2, 2006, we completed an initial public offering (IPO) of 1,350,000 units, at a per unit price of $13.00. Each unit consisted of two shares of our common stock, two Class A warrants and two Class B warrants. On May 23, 2006, the representative of the several underwriters exercised an over-allotment option granted to the several underwriters in connection with the IPO and purchased an additional 100,000 units. On June 7, 2006, the representative of the several underwriters exercised the over-allotment option again and purchased 100,000 shares of our common stock, 100,000 Class A warrants and 100,000 Class B warrants. The total gross proceeds from the IPO were approximately $19.5 million. We realized aggregate net proceeds of approximately $16.6 million.

Prior to our IPO, lack of sufficient capital had prevented us from aggressively marketing our mold prevention services. Marketing is an important part of our business plan because builders need to be persuaded to make our mold prevention services standard line items in their budgets. The lack of capital had a negative margin impact on our service operations in the areas of raw material cost, labor cost and labor productivity. The additional capital, provided through our IPO, has allowed us to implement operational improvement programs that we believe will continue to lead to higher gross profit margins. We also believe that the capital raised in our IPO will continue to allow us to increase sales and marketing resources in our existing regions, as well as expand into new regions.

Our principal office is located at 30270 Rancho Viejo Road, Suite E, San Juan Capistrano, California 92675 and our telephone number is (949) 240-5144. We maintain an internet site at http://americanmoldguard.com, which contains information concerning us and our subsidiaries. Our internet Website and those of our subsidiaries and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

Risk Factors

Investing in our securities involves significant risks. You should carefully read the section entitled “Risk Factors” beginning on page 5 for an explanation of these risks before investing in our securities.

The Offering

This Prospectus relates to:

•

the resale of 692,310 shares of our common stock owned by the Selling Stockholders beneficially and of record on the date hereof, including the resale of shares of our common stock issuable upon exercise of our Class A and Class B warrants outstanding and owned beneficially and of record on the date hereof by the Selling Stockholders;

•	the resale of 230,770 of our Class A warrants outstanding and owned beneficially and of record by the Selling Stockholders on the date hereof;

•	the resale of 230,770 of our Class B warrants outstanding and owned beneficially and of record by the Selling Stockholders on the date hereof; and

•	the initial issuance of shares of our common stock upon the exercise of the Class A and Class B warrants acquired from the Selling Stockholders pursuant to this prospectus.

Use of Proceeds

We will not receive any of the proceeds from the resale of the Class A or Class B warrants or the resale of the shares of common stock, including the shares of common stock issuable upon exercise of the Class A and Class B warrants. We will, however, receive proceeds from the exercise of the Class A and Class B warrants. Each Class A warrant, when exercised, will entitle the holder thereof to receive one share of our common stock at an exercise price of $9.75 per share. Each Class B warrant, when exercised, will entitle the holder thereof to receive one share of our common stock at an exercise price of $13.00 per share. Therefore, if all of the outstanding Class A and Class B warrants registered hereby are exercised, we will issue an aggregate of 461,540 shares of our common stock and we will receive aggregate proceeds of approximately $ 5,250,018.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. All statements regarding our expected future financial condition, revenues or revenue growth, projected costs or cost savings, cash flows and future cash obligations, dividends, capital expenditures, business strategy, competitive position, growth opportunities for existing products or products under development, and objectives of management are forward-looking statements that involve certain risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements and you should not place undue reliance on our forward-looking statements. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and uncertainties and all other information contained or incorporated by reference in this prospectus before you purchase our securities. The risk and uncertainties described below are not the only ones facing our company. There may be additional risks that we presently do not know or that we currently believe are immaterial which could also impair our business or financial condition. Any of the following risks, either alone or taken together, could materially and adversely, affect our business, financial condition or operating results. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

We have a history of losses and cash flow deficits, and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future, which could cause the price of our stock to decline.

Since our inception, we have incurred net losses in every quarter through March 31, 2007. At March 31, 2007, we had cumulative net losses of $19.2 million and working capital of $3.2 million. We also had negative cash flow from operating activities. Historically, we have funded our operations from internally generated funds, the proceeds from the sale of debt and equity securities and payment of obligations with our common stock. Our growth strategy is to increase our markets and our market share by adding new service centers and sales professionals and by opening more regions. This is likely to result in additional losses and negative cash flow for the foreseeable future. We cannot give assurances that we will ever become profitable.

Our future success depends on broad market acceptance of mold prevention services and antimicrobial infection control services, which may not happen, and therefore we may never achieve profitability.

The market for mold prevention and antimicrobial infection control services is relatively new. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, mold prevention and antimicrobial surface infection control services is highly uncertain. Currently, mold prevention services are not required by local building codes or the insurance industry, making it even more difficult for us to market our services. In order to be successful, we must educate property owners, builders and the public about the importance of mold prevention. We believe that one of the major obstacles we face in marketing our mold prevention services is the lack of knowledge of the importance of maintaining indoor environments mold-free. We spend a considerable amount of time educating property owners, builders, contractors and the general public on the health risks associated with mold exposure and the value of our services. We can provide no assurances that these efforts will be successful or result in increased revenue. Our success also depends on builders allocating a portion of their construction budget for problem avoidance. In the event that builders do not have funds available for such purpose, the sales of our services will be adversely affected. We cannot give assurances that the demand for mold prevention service will become widespread. If the market for mold prevention services fails to develop or develops more slowly than we anticipate, our business could be adversely affected. The market for antimicrobial infection control protection services is also new. Hospitals are facing new federal and state imposed requirements that are designed to reduce the incidences of hospital acquired infections. However, hospitals currently use methodologies that they consider to be safety intervention steps (hand washing, blood stream infection control, urinary tract infection control, non-use of non essential catheters and sepsis review) for reducing the incidences of hospital acquired infections. As such, no assurance can be given that any of the newly imposed federal or state requirements that are designed to reduce the incidences of hospital acquired infections will create a meaningful demand for our antimicrobial infection control protection services.

Our limited operating history makes it difficult for us to accurately forecast our revenues and appropriately plan our expenses.

We commenced operation in September 2002 and incorporated in January 2003. As a result of our limited operating history, it is difficult to accurately forecast our revenue and plan our operating expenses. Revenues and operating results are difficult to forecast because they generally depend on the volume and timing of the job orders we receive, which are uncertain. Some of our expenses are fixed and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenues. This inability could cause our net income in a given quarter to be lower than expected or our net loss to be higher than expected. In addition, our limited operating history makes it difficult to evaluate our business and prospects. An investor should consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies, including limited capital, marketing and sales obstacles and delays, inability to gain customer acceptance of our services, inability to attract and retain high-quality and talented executives and other personnel and significant competition. If we are unable to successfully address these risks, our business may not grow, our stock price may suffer and we may be unable to stay in business.

A significant downturn in the national economy in general, and the new home construction industry specifically, could adversely affect our revenue, gross margin and earnings.

Our business could be unfavorably affected by changes in national economic conditions, including inflation, interest rates, and availability of capital markets, consumer spending rates and the effects of governmental plans to manage economic conditions. The demand for our mold prevention services, and hence our revenue and gross margin, is strongly correlated with the level of business activity within the new home construction industry. Economic weakness in the new home construction industry has resulted in the past, and may result in the future, in decreased revenue, gross margin, earnings and growth rates. In this environment, we may not be able to increase our revenues sufficiently to maintain our margins, which may affect our ability to achieve our growth strategy.

Our cash balance may not be sufficient to fully execute on our growth strategy, and therefore, we may seek to raise additional capital in the future.

As of March 31, 2007, we had approximately $2.7 million in cash and cash equivalents for use in expansion, sales and marketing, capital expenditures and working capital. This amount may not be sufficient to execute our growth strategy in full. Since our growth strategy contemplates a national roll-out of service centers in targeted markets and penetration into large institutions, organizations and government facilities for interior surface treatment, we anticipate that we will need to raise additional capital in the future. We could also face unforeseen costs, such as an increase in the cost of raw materials and operating expenses, which would further strain our limited financial resources. Also, our revenues could fall short of our projection if AMG Scientific, LLC is unable to successfully sell its infection control surface treatment. Additionally builders could discontinue ordering for reasons unrelated to our services, such as severe weather or natural disasters in a region of the country where we have projected significant sales or a decline in the new construction segment of the residential housing construction industry, which would further increase our operating losses and negative cash flow.

We have not been able to generate a sufficient amount of cash flow to fund operations and, as a result, if we need to raise additional capital in the future, we may not be able to do so on terms that are reasonable, which could cause our operating and financial performance to decline from previous levels or to be lower than expected.

We do have identified sources of additional capital on which we could rely but these may be more expensive sources of financing than what we would prefer. New sources of capital may not be available to us when we need it or may be available only on terms we would not find acceptable. If capital is not available on satisfactory terms or is not available at all, we may be unable to continue to fully develop our business or take advantage of new business opportunities. In addition, our results of operations may decline from previous levels or may fail to meet expectations because of the higher cost of capital. As a result, the price of our publicly traded securities may decline, causing holders of our securities to lose all or part of their investment. Finally, equity financing, if obtained, could result in additional dilution to our existing stockholders.

We may not succeed in establishing the “Mold Guard” or “Protection Plus” brand, which could prevent us from acquiring customers and increasing our revenues.

A significant element of our business strategy is to build market share by continuing to promote and establish the “Mold Guard” and “Prevention Plus” brand. If we cannot establish our brand identity, we may fail to build the critical mass of customers required to substantially increase our revenues. Promoting and positioning our brand will depend largely on the success of our sales and marketing efforts and our ability to provide a consistent, high quality customer experience. To promote our brand, we expect that we will incur substantial expenses related to advertising and other marketing efforts. If our brand promotion activities fail, our ability to attract new customers and maintain customer relationships will be adversely affected, and, as a result, our financial condition and results of operations will suffer.

There is very little, if anything, about our service that is proprietary, and as such we are likely to face increasing competition, making it more difficult for us to capture market share.

We do not own any intellectual property or other proprietary rights. The raw materials that we use are not owned or produced by us and are available commercially. Although we believe that the methodology we use in delivering our services is proprietary, there is very little we can do to protect it. Except for our senior executive officers, none of our employees or contractors sign confidentiality, non-compete or non-disclosure agreements. With virtually no barriers to entry, any number of potential competitors could enter the market and provide the same services that we provide. Competitors may misappropriate our methodology or our methodology may otherwise become known or independently developed by competitors. This could materially and adversely affect our business and the value of an investment in our securities.

We rely on our suppliers to provide us with the raw materials we need to provide our services, and these third parties may fail to deliver us the material we need in a timely fashion, which could adversely affect our reputation and our ability to generate revenues.

We use three products for our mold prevention and infection control services: baking soda, a disinfectant/deodorizer and an antimicrobial agent. Our ability to service our customers depends on us having a regular and reliable source for these materials. We rely on our suppliers to provide us with adequate quantities of these products in a timely manner. A failure by our suppliers to provide us with these key products in a timely manner or in sufficient quantities will have an adverse effect on our ability to satisfy customer demand and could damage our reputation and brand and substantially harm our financial condition and results of operations. Timely delivery of these products could be affected by a number of factors including labor issues at the supplier and shipper, inclement weather and product availability. We only have a supply agreement covering the antimicrobial agent. If shortages occur on a regular basis, we will loose revenue opportunities, which would have an adverse impact on our financial condition and could negatively impact our reputation, which could have longer term adverse consequences on our ability to grow our business.

We have a limited amount of general liability insurance coverage, and therefore a large damage award for personal injury or property damage could render us financially insolvent.

There is increasing litigation in the United States over personal injuries caused by mold contamination and jury awards relating to such litigation are significant. If our services fail to prevent mold growth on a surface we treated, a person suffering property damage or personal injury is likely to sue us. In such event, our insurance coverage—$3 million—may not be sufficient. Litigation that is launched against us and that results in a large jury award could render us financially insolvent.

Our future success depends on retaining our existing senior executives and hiring and retaining additional management personnel as well as skilled managers and sales personnel for our service centers, and therefore the loss of any of our key employees or the failure to hire new management level personnel could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our future success depends, in part, on the continued active participation of our chief executive officer, our chief operating officer and our chief financial officer. We do not carry, nor do we anticipate obtaining, “key man” insurance on any of them, if for any reason, either one of them decides to discontinue his active participation in our business; our financial condition or results of operations could be adversely affected. Our current management team may not be sufficient to support our projected needs. As our business grows, we will need to hire key personnel. Competition for such highly skilled executives in Orange County, California, where our executive offices are located, is intense, and we may find it difficult to hire the people we need.

We hire and retain at least one experienced and knowledgeable general manager and sales executive for each region in which we establish a service center. The competition for high-quality, skilled managers and sales personnel in the new home construction industry is intense, causing the search process to be time-consuming and expensive. Moreover, in certain parts of the country, it may also be difficult to find workers to staff the crews needed to perform our services at construction sites. In addition we may need to hire skilled sales and account management executives to develop our infection control business. We may not be able to hire enough qualified personnel to meet our needs as our business grows or to retain the employees we currently have. Our inability to hire and retain the individuals we need could hinder our ability to sell our existing services. If we are not able to attract and retain qualified employees, we will not be able to successfully implement our business plan and our business will be harmed.

We may not be able to manage our growth effectively, create operating efficiencies or achieve or sustain profitability.

The ability to manage and operate our business as we execute our growth strategy will require effective planning. Rapid growth could strain our internal resources, leading to a lower quality of customer service, reporting problems and delays in meeting important deadlines, resulting in loss of market share and other problems that could adversely affect our reputation and financial performance. Our efforts to grow have placed, and we expect will continue to place, a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, we could be faced with slower growth and a failure to achieve or sustain profitability.

We may not be able to secure required governmental approval or licensing for products we use in the future.

Prior to our use of new mold removal, disinfectant / deodorizing, or antimicrobial products in the future, we may be required to obtain federal and/or state approval and licenses, including but not limited to the approval of the EPA. Our failure to obtain such approval or licenses may adversely affect our operations.

We may incur significant costs as a result of operating as a public company, and our management devotes substantial time to new compliance initiatives.

We may incur significant legal, accounting and other expenses as a public company, including costs resulting from regulations regarding corporate governance practices. For example, the listing standards of the Nasdaq Capital Market require that we satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, and solicitation of proxies, conflicts of interest, stockholder voting rights and codes of conduct. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and will make some activities more time-

consuming and costly. For example, these rules and regulations could make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

In addition, the Sarbanes-Oxley Act of 2002 (“SOX”) requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending December 31, 2007, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm in the year ending December 31, 2008, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial expense and expend significant management time on compliance-related issues. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock would likely decline and we could be subject to sanctions or investigations by the Nasdaq Stock Market, the SEC or other regulatory authorities, which would require additional financial and management resources.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

While we continue to take action to ensure compliance with the disclosure controls and other requirements of SOX and the related SEC and Nasdaq Stock Market rules, there are inherent limitations in our ability to control all circumstances. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that any company’s controls, including our own, will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be evaluated in relation to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Risks Related to Our Industry

As public awareness of the health risks and economic costs of mold contamination and hospital acquired infections grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

We expect competition to increase as awareness of mold-related and infectious disease problems increase. As we demonstrate the success of our service we expect other companies to enter the market. A rapid increase in competition could negatively affect our ability to develop new and retain our existing clients and the prices that we can charge. Many of our competitors and potential competitors have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

•	develop and expand their products and services more quickly;

•	adapt faster to new or emerging technologies and changing customer needs and preferences;

•	take advantage of acquisitions and other opportunities more readily;

•	negotiate more favorable agreements with vendors and customers;

•	devote greater resources to marketing and selling their products or services; and

•	address customer service issues more effectively.

Some of our competitors also may be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers. If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted.

If we fail to keep up with changes in our industry, we will become less competitive, limiting our ability to generate new business and increase our revenues.

In order to remain competitive, serve our customers effectively and increase our revenue, we must respond on a timely and cost-effective basis to changes in technology, industry standards and procedures and customer preferences. We need to continuously develop new procedures and technologies that address new developments in the construction and health care industry. In the market segments we serve and the regions in which we operate, we need to stay current and compliant with laws, regulations, rules, standards, guidelines, releases and other pronouncements that are periodically issued by legislatures, government agencies, courts, professional associations and others. In some cases these changes may be significant and the cost to comply with these changes may be substantial. We cannot give assurances that we will be able to adapt to any changes in the future, that we will have the financial resources to keep up with changes in the marketplace or that we will be able to offset those costs with increases in the amounts we change for our services. This could cause our operating results to decline, which likely will lead to a decline in the price of our publicly traded securities, resulting in a loss of all or a part of an investment in our securities.

We do not have “exclusive” or long-term commitments from builders for our services, negating any competitive advantage we get from these relationships.

Although we have ongoing relationships with a number of national and regional home builders, none of these relationships are “exclusive.” In addition, we do not have any long-term firm commitments from builders to use our services. Even “preferred provider” status, which we enjoy with one national home builder, does not guarantee that we will be hired for a particular job or any job with that customer. As a result, our revenues are unpredictable, and we are highly susceptible to competition. There is nothing preventing any of our customers from entering into identical or similar relationships with our competitors or from discontinuing their relationship with us at any time. If a number of builders were to terminate their relationship with us at the same time or direct business to our competitors, our business, operating and financial condition would suffer.

Risk Related to Our Securities

Our stock price is volatile and there is a limited market for our shares.

The stock markets generally have experienced, and will probably continue to experience, extreme price and volume fluctuations that have affected the market price of the shares of many small capital companies. These fluctuations have often been unrelated to the operating results of such companies. Factors that may affect the volatility of our stock price include the following:

•	our success, or lack of success, in developing and marketing our products and services;

•	the announcement of new products, services, or technological innovations by us or our competitors;

•	actual or perceived changes in the national economy and new home construction industry;

•	quarterly fluctuations of our operating results;

•	changes in revenue or earning estimates by the investment community; and

•	competition.

Based on the factors described above, recent trends should not be considered reliable indicators of our future stock prices or financial results. Additionally, there is a limited market for our common stock and warrants and we cannot give assurances that such a market will develop further or be maintained.

Investors should not expect the payment of dividends by us.

We do not expect to pay dividends on our common stock in the foreseeable future. Investors who require cash dividends from their investments should not purchase our common stock or warrants.

Holders of our securities may experience significant dilution.

We anticipate that we may need to raise additional capital to fund our business growth. In addition, we anticipate that we may issue a significant number of shares or the rights to acquire shares as a part of our strategy to raise capital. In either event, current stockholders may experience significant dilution and our earnings per share may decrease.

Fluctuations in our quarterly operating results may cause our stock price to decline and limit our stockholders’ ability to sell our common stock or warrants in the public markets.

Our operating results and the operating results of businesses that we may acquire in the future may fluctuate significantly due to a variety of factors, many of which are outside of our control. Our operating results may in some future quarter fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock or warrants could decline significantly. In addition to the risks disclosed elsewhere in this report, factors outside of our control, which may cause our quarterly operating results to fluctuate may include:

•	fluctuations in the national economy, and more specifically the new home construction industry;

•	demand for our products;

•	fluctuation in the capital budgets of our customers; and

•	development of superior products and services by our competitors.

In addition, factors within our control, such as our ability to deliver services in a timely fashion, may cause our operating results to fluctuate in the future.

The factors listed above may affect both our quarter-to-quarter operating results as well as our long-term success. Given the potential fluctuation in our operating results, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance or to determine any trend in our performance. Fluctuations in our quarterly operating results could cause the market price and demand for our common stock or warrants to fluctuate substantially, which may limit the ability of our stockholders to sell our securities in the public markets.

If persons engage in short sales of our common stock, including sales of shares to be issued upon exercise of warrants, the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise of our warrants could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our common stock. Holders of our securities could, therefore, experience a decline in the value of their investment as a result of short sales of our common stock.

Future sales of our common stock may cause our stock price to decline.

Our current stockholders hold a substantial number of shares of our common stock that they are able to sell in the public market. Significant portions of these shares are held by a small number of stockholders. Sales by our current stockholders of a substantial number of shares or the expectation that such sale may occur, could significantly reduce the market price of our common stock. Additionally our officers, directors and pre-offering holders of approximately 1,579,413 shares of our stock were subject to a lock-up agreement that expired on April 26, 2007. If these stockholders sell a significant amount of these shares on or after that date, this could significantly reduce the market price of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the offer and sale of the Class A and Class B warrants or the sale of the shares of our common stock by the Selling Stockholders including the shares of common stock issuable upon exercise of the Class A and Class B warrants. We will, however, receive proceeds from the exercise of the Class A and Class B warrants. Each Class A warrants, when exercised, will entitle the holder thereof to receive one share of our common stock at an exercise price of $9.75 per share. Each Class B warrant, when exercised, will entitle the holder thereof to receive one share of our common stock at an exercise price of $13.00 per share. Therefore, if all of the outstanding Class A and Class B warrants registered hereby are exercised, we will issue an aggregate of 461,540 shares of our common stock and we will receive aggregate proceeds of approximately $5,250,018 million. Any proceeds received by us from the exercise of the Class A and Class B warrants will be used for general corporate purposes, which may include, without limitation, working capital and capital expenditures. See “Selling Stockholders” and “Plan of Distribution” below.

SELLING STOCKHOLDERS

We issued 230,770 shares of our common stock, 230,770 Class A warrants and 230,770 Class B warrants pursuant to certain Securities Purchase and Subscription Agreements (the “Securities Purchase Agreements”) between us and the Selling Stockholders. The issuance of the shares of common stock, Class A warrants and Class B warrants to the Selling Stockholders was exempt from the registration requirements of the Securities Act. We have agreed with each Selling Stockholder to file a registration statement to register for resale the shares of common stock, Class A and Class B warrants we issued in connection with the Securities Purchase Agreements. Such shares may also be sold by donees, pledgees, and other transferees or successors in interest of the Selling Stockholders. None of the Selling Stockholders has held any position or office with us or any of our predecessors or affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our shares or securities.

The information in the table below is based on information provided by or on behalf of the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within sixty days are considered outstanding. These shares, however, are not considered outstanding as of June 29, 2007 when computing the percentage ownership of each other person. Percentage of ownership is based on 4,626,623 shares outstanding on June 29, 2007. The information in the table below regarding the shares of our common stock, Class A warrants and Class B warrants beneficially owned after the offering assumes that all of the shares of our common stock, and all of the Class A warrants and Class B warrants, offered by the Selling Stockholders, including the shares of common stock acquired upon exercise of the Class A and Class B warrants, are sold, and that the Selling Stockholders acquire no additional shares of our common stock or additional Class A and Class B warrants before completion of the offering. Unless otherwise indicated in the footnotes to this table, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Shareholder	Shares of Common Stock Beneficially Owned Before Sale Under This Prospectus (1)	Class A Warrants Beneficially Owned Before Sale Under This Prospectus	Class B Warrants Owned Before Sale of This Prospectus	Percentage of Shares of Common Stock Beneficially Owned After Offering
Adrian Turcotte	15,388	15,388	15,388	*
Sofisco Nominees	30,774	30,774	30,774	*
High Capital Funding, LLC	92,314	92,314	92,314	*
David R. Gross	1,154	1,154	1,154	*
Kenneth & Jocelyn Elan	1,154	1,154	1,154	*
Scott Garber	1,154	1,154	1,154	*
David J. Forsyth	1,538	1,538	1,538	*
Sonia/Rose Gluckman	1,538	1,538	1,538	*
Sidney & Carol Strickland	1,538	1,538	1,538	*
David & Laura Owen Trust	1,538	1,538	1,538	*
Alexander Michaels	1,922	1,922	1,922	*
Attar Family Ltd.	1,922	1,922	1,922	*
David & Joan Herkovits	1,922	1,922	1,922	*
Diana Budzanoski	1,922	1,922	1,922	*
Edgar O. Mandeville	1,922	1,922	1,922	*
Marc & Ellen Becker	1,922	1,922	1,922	*
Fred A. Brasch	1,922	1,922	1,922	*
Gerald S. Leeseberg	1,922	1,922	1,922	*
Jack Franco	1,922	1,922	1,922	*
James & Sharon Libby	1,922	1,922	1,922	*
James J. Noonan	1,922	1,922	1,922	*
Jean Bassin	1,922	1,922	1,922	*
Jeffrey J. Leon	1,922	1,922	1,922	*
Kenneth F. Zadek	1,922	1,922	1,922	*
Lea Adar	1,922	1,922	1,922	*
Norman & Patricia Johnson	1,922	1,922	1,922	*
Peter R. Ducoffe	1,922	1,922	1,922	*
Ronald J. Berk	1,922	1,922	1,922	*
Samuel Franklin	1,922	1,922	1,922	*
Susan Kaplan	1,922	1,922	1,922	*
Van Hart	1,922	1,922	1,922	*
One Walton Place, LLC	1,922	1,922	1,922	*
Weiner Family Investment, LLC	1,922	1,922	1,922	*
David A. Rappaport	3,848	3,848	3,848	*
Howard Commander	3,848	3,848	3,848	*
Stephen W. & Marianne D. Garber	3,848	3,848	3,848	*
Tall Oaks LLC	3,848	3,848	3,848	*
Mary L. Hart	7,694	7,694	7,694	*
Richard Melnick	7,694	7,694	7,694	*
The Hart Organization Corp.	7,694	7,694	7,694	*

*	Less than 1%.

(1)	Excludes shares of our common stock issuable upon exercise of the Class A and Class B warrants.

PLAN OF DISTRIBUTION

This prospectus relates to:

•

the resale of 692,310 shares of our common stock owned by the Selling Stockholders beneficially and of record on the date hereof, including the resale of shares of our common stock issuable upon exercise of our Class A and Class B warrants outstanding and owned beneficially and of record on the date hereof by the Selling Stockholders;

•	the resale of 230,770 of our Class A warrants outstanding and owned beneficially and of record by the Selling Stockholders on the date hereof;

•	the resale of 230,770 of our Class B warrants outstanding and owned beneficially and of record by the Selling Stockholders on the date hereof; and

•	the initial issuance of shares of our common stock upon the exercise of the Class A and Class B warrants acquired from the Selling Stockholders pursuant to this prospectus.

As used in this prospectus, “Selling Stockholders” includes donees, transferees, pledgees and other successors in interest (other than purchasers pursuant to this prospectus) selling securities received from a named Selling Stockholder after the date of this prospectus.

We will pay for all costs, expenses and fees in connection with the registration of the securities covered by this prospectus. The Selling Stockholders will pay for all selling discounts and commissions, if any.

The Selling Stockholders may offer and sell their securities from time to time in one or more of the following types of transactions (including block transactions):

•	on any national exchange on which the securities are listed or any automatic quotation system through which the securities are quoted;

•	in privately negotiated transactions;

•	through put and call transactions;

•	through short sales;

•	through a combination of such methods of sale;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to purchasers, including institutional investors;

•	to a broker-dealer, as principal, for resale by the broker-dealer for its account;

•	through remarketing firms;

•	through a firm commitment underwritten public offering; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may sell their securities at prevailing market prices or at privately negotiated prices. The Selling Stockholders may use brokers, underwriters, dealers or agents to sell their securities. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the Selling Stockholders or the purchasers of the securities for whom such persons may act as agent, or to whom they may sell as a principal, or both.

The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging positions they assume with Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of securities, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The Selling Stockholders may also engage in short sales of securities and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover the short sales.

The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the offer and sale of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act) . Any commissions they receive and any profit they realize on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Selling Stockholder can presently estimate the amount of such compensation. Because a Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the applicable exchange or automated quotation system pursuant to Rule 153 under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving securities against certain liabilities, including liabilities arising under the Securities Act.

The Selling Stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. Regulation M’s prohibition on purchases may include purchases to cover short positions by the Selling Stockholders, and a Selling Stockholder’s failure to cover a short position at a lender’s request and subsequent purchases by the lender in the open market of securities to cover such short positions, may be deemed to constitute an inducement to buy securities, which is prohibited by Regulation M. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We are not aware of whether the Selling Stockholders have entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of their securities, nor are we aware that there is an underwriter or coordinating broker acting in connection with the proposed sale of securities by the Selling Stockholders.

Selling Stockholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

Following notification by a Selling Stockholder that it has entered into any material arrangement with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number or amount of securities involved;

•	the initial price at which these securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	any other facts material to the transactions.

In addition to the foregoing, persons who acquire our common stock issued upon the exercise of Class A or Class B warrants purchased from a Selling Stockholder pursuant to this prospectus may resell such shares of common stock without restriction by any method permitted by applicable law.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby have been passed upon by the Law Office of John W. Martin, Los Angeles, California. John W. Martin, one of our directors and our Corporate Secretary, is the sole principal of the Law Office of John W. Martin. In addition, Mr. Martin owns 59,247 shares of our common stock.

EXPERTS

Our consolidated financial statements as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2006, have been incorporated by reference herein in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the SEC’s Public Reference Room at prescribed rates. You should call 1-800-SEC-0330 for more information on the SEC’s Public Reference Room. Our SEC filings are also available to you free of charge via EDGAR through the SEC’s Internet website at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our Internet website at http://www.americanmoldguard.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished to, and not filed with, the SEC), prior to the sale of all the securities covered by this prospectus:

1.	our Annual Report on Form 10-KSB for the year ended December 31, 2006, (Commission File No. 001-32862);

2.	all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

3.	the description of our common stock contained in our registration statement on Form 8-A filed under Section 12 of the Exchange Act, and filed with the SEC on March 29, 2006, including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a free copy of any and all of the information incorporated by reference herein that we file with the SEC by written or oral request at American Mold Guard, Inc., 30270 Rancho Viejo Road, Suite E, San Juan Capistrano, California 92675, telephone number (949) 240-5144. You may also access our reports and documents via the world wide web at http://www.americanmoldguard.com.

230,770 Shares of Common Stock

230,770 Class A Warrants

230,770 Class B Warrants

AMERICAN MOLD GUARD, INC.

PROSPECTUS

July 5, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration Fee—Securities and Exchange Commission	$44.43
Legal Fees and Expenses	7,500.00
Accounting Fees and Expenses	5,000.00
Printing Expenses	2,500.00
Miscellaneous	2,500.00

Total Expenses	$17,544.43

Item 15. Indemnification of Directors and Officers

We are a California corporation. Subdivision 317(b) of the California General Corporation Law (the “CGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of a corporation to procure a judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, if such person acted in good faith and in a manner reasonably believed was in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe was unlawful. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Subdivision 317(c) of the CGCL provides that in the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, except that no indemnification may be made for (i) matters as to which such person has been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (ii) amounts paid in settling or otherwise disposing of a pending action without court approval or (iii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Subdivision 317(e) of the CGCL provides that, unless ordered by a court, any indemnification referred to above will be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination will be made:

(1)	by a majority vote of a quorum consisting of directors who are not parties to such proceeding; or

(2)	if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; or

(3)	by the approval of the shareholders of the corporation, with the shares owned by the person to be indemnified not being entitled to vote thereon; or

(4)	by the court in which the proceeding is or was pending.

Notwithstanding the above, Subdivision 317(d) provides that to the extent that a current or former director, officer, employee or agent of a corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred.

Subdivision 317(f) of the CGCL provides that expenses (including attorneys’ fees) incurred by a current or former officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Subdivision 317(g) of the CGCL provides that the indemnification and advancement of expenses granted pursuant to the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled.

Our Articles of Incorporation contain provisions providing for the indemnification of our officers, directors, employees or agents that are broader than the indemnification otherwise permitted by Section 317 of the CGCL. The specific provisions of our Articles of Incorporation with respect to the indemnification of our officers and directors are as follows:

ARTICLE V. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VI. The corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders. In furtherance and not in limitation of the powers conferred by statute:

(i) the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under the provision of law;

(ii) the corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere; and

(iii) the corporation shall have the power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of these Articles of Incorporation, or at law; and in furtherance thereof, the corporation is authorized to the fullest extent permissible under California law (as now or hereafter in effect) to own all of any portion of the shares of the company issuing any such policy of insurance.

No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

ARTICLE VII. Any repeal or modification of the foregoing provisions of Articles V and VI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Our bylaws allow us to indemnify our directors, officers, employee or agents in the same manner as set forth in Section 317 of the CGCL. We maintain a directors’ and officers’ insurance policy which insures our officers and directors from any claim arising out of an alleged wrongful act by such persons in their respective capacities as our officers and directors.

In addition, we have entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the CGCL. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The Commission takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 16. Exhibits

(a) Exhibits:

4.1	Form of Registration Rights Agreement.

5.1	Opinion of Law Office of John W. Martin as to the legality of the securities being registered.

10.1	Form of Securities Purchase and Subscription Agreement.

23.1	Consent of Law Office of John W. Martin (included as part of Exhibit 5.1).

23.2	Consent of Haskell & White LLP.

24.1	Power of attorney (included on signature page).

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Juan Capistrano, State of California, on July 5, 2007.

AMERICAN MOLD GUARD, INC.

By:	/s/ Thomas Blakeley
Thomas Blakeley, Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Blakeley his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS BLAKELEY Thomas Blakeley	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	July 5, 2007

/s/ PAUL BOWMAN Paul Bowman	Chief Financial Officer (Principal Accounting Officer)	July 5, 2007

/s/ FRANK BRANDENBERG Frank Brandenberg	Director	July 5, 2007

/s/ JAMES CROFTON James Crofton	Director	July 5, 2007

/s/ JOHN W. MARTIN John W. Martin	Director	July 5, 2007

/s/ ROBERT SIMPLOT Robert Simplot	Director	July 5, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Registration Rights Agreement.

5.1	Opinion of Law Office of John W. Martin as to the legality of the securities being registered.

10.1	Form of Securities Purchase and Subscription Agreement.

23.1	Consent of Law Office of John W. Martin (included as part of Exhibit 5.1).

23.2	Consent of Haskell & White LLP.

24.1	Power of attorney (included on signature page).